EXHIBIT 99.1

NEWS

COLUMBIA LABORATORIES REPORTS
THIRD QUARTER 2008 FINANCIAL RESULTS

Management will host Conference Call at 11:00 AM ET Today

LIVINGSTON, NJ - November 6, 2008-Columbia Laboratories, Inc. (Nasdaq: CBRX) today reported financial results for the three- and nine-month periods ended September 30, 2008. Highlights for, and subsequent to, the quarter include:

● Net revenues for the third quarter of 2008 were $11.1 million, a 52% increase from $7.3 million in the third quarter of 2007;

● Net revenues for the first nine months of 2008 were $29.3 million, a 38% increase from $21.3 million in the first nine months of 2007;

● Entered a collaborative agreement with the National Institutes of Health (NIH) for the ongoing PREGNANT (PROCHIEVE Extending GestatioN  A New Therapy) Study of PROCHIEVE® 8% (progesterone gel) to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy.

“The third quarter 2008 was our seventh consecutive quarter of increased revenues,” stated Robert S. Mills, Columbia’s president and chief executive officer. “We continue to grow our CRINONE® 8% (progesterone gel) business.

“We are delighted that the NIH has joined our effort to develop PROCHIEVE® 8% for the prevention of preterm birth in women with a short cervix at mid-pregnancy. The addition of the nine NIH clinical trial sites and the increase from 300 to 450 subjects will strengthen the power of this study, which we expect to show improvements in both the obstetrical endpoints and infant outcomes.  If the study is successful, we believe that the participation of the NIH will have a positive impact on physicians’ adoption of our product.”

Third Quarter Financial Results

Net revenues for the third quarter of 2008 were $11.1 million, compared to $7.3 million for the third quarter of 2007, an increase of 52%.

Net revenues from progesterone products increased 51% to $6.5 million in the third quarter of 2008 compared with $4.3 million in the third quarter of 2007. The increase reflects increased sales of CRINONE® 8% and PROCHIEVE® 8% in the U.S.  Net revenues from our other products were $4.7 million in the third quarter of 2008 as compared with $3.0 million in the third quarter of 2007, a 54% increase, due in large part to the recognition of $2.9 million in deferred revenue as a result of the termination in July 2008 of the contract with Ardana BioSciences Ltd. (“Ardana”) to market STRIANT® in Europe because of their bankruptcy filing.

Gross profit grew 48% from $5.6 million in the third quarter of 2007 to $8.3 million in the third quarter of 2008. Gross profit increased primarily from higher sales and the recognition of the Ardana deferred revenue, offset by $0.6 million in price adjustments for prior period foreign CRINONE sales and $0.7 million in inventory write-offs for short-dated and non-commercial inventories of progesterone products.

Total operating expenses were $8.4 million in the third quarter of 2008 compared to $7.5 million in the prior year period.

Columbia Laboratories Reports Third Quarter 2008 Financial Results	Page 2 of 5
November 6, 2008

▪ Selling and distribution expenses were $3.5 million in the third quarter of 2008, an increase from $2.8 million in the third quarter of 2007, primarily reflecting costs in 2008 associated with the expansion of the sales force in the second half of 2007 from 20 to 32 persons, market research to aid the Company in marketing CRINONE® 8% in the U.S., and exhibitions at medical conventions.

▪ General and administrative costs increased to $2.1 million in the third quarter of 2008 from $1.9 million a year ago.

▪ Research and development costs increased to $1.5 million in the third quarter of 2008 from $1.4 million in the third quarter of 2007.  The increase was primarily related to costs of the PREGNANT study and the cost of medical science liaisons who provide scientific information on the use of progesterone.

▪ The Company amortized $1.3 million of the acquisition cost for the U.S. license rights to CRINONE 8% in the third quarter of both 2008 and 2007.

▪ Other income and expense for the third quarter of 2008 aggregated to a net expense of $2.0 million versus a net expense of $1.8 million in the third quarter of 2007.

As a result, the Company reported a net loss of $2.1 million, or $0.04 per basic and diluted share, for the third quarter of 2008 as compared to a net loss of $3.7 million, or $0.07 per basic and diluted share, for the third quarter of 2007.

As of September 30, 2008, Columbia had cash and cash equivalents of $12.8 million. This compares to cash and cash equivalents of $10.6 million at June 30, 2008.  During the quarter, the Company raised $4.1 million in net proceeds from the issuance of 1,333,000 shares.

Shelf Registration

The Company intends to file a shelf registration statement on Form S-3 with the SEC in November. The registration statement covers the issuance and sale by the Company of any combination of common stock, preferred stock, debt securities, and warrants having an aggregate purchase price of up to $50.0 million. The new shelf registration statement is intended to replace the Company’s current $75.0 million shelf registration statement under which approximately $14 million of Common Stock remains to be offered and sold, but which, under SEC rules, is scheduled to expire on December 1, 2008.  We may continue to offer and sell shares of common stock under the effective registration statement until the earlier of the effectiveness of the new registration statement and 180 days after the expiration of the currently effective registration statement. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company and these securities cannot be sold in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Quarterly Conference Call

As previously announced, Columbia Laboratories will hold a conference call to discuss financial results of the third quarter ended September 30, 2008, as follows:
Date:	Thursday, November 6, 2008
Time:	11:00 AM ET
Dial-in numbers:	888-802-2239 (U.S. & Canada) or 913-312-1294
Live webcast:	www.cbrxir.com, under "Events"

Columbia Laboratories Reports Third Quarter 2008 Financial Results	Page 3 of 5
November 6, 2008

The teleconference replay will be available two hours after completion through Thursday, November 13, 2008 at 888-203-1112  (U.S. & Canada) or 719-457-0820. The replay passcode is 6717064.  The archived webcast will be available for one year on the Company’s investor website, www.cbrxir.com, under "Events."

About Columbia Laboratories

Columbia Laboratories, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the women’s healthcare and endocrinology markets that use its novel bioadhesive drug delivery technology.  Columbia markets CRINONE® 8% (progesterone gel) and PROCHIEVE® 8% (progesterone gel) in the United States for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency.  The Company also markets STRIANT® (testosterone buccal system) to treat hypogonadism in men.  The Company’s partners market CRINONE 8%, STRIANT and three other products to additional U.S. and foreign markets.  The Company is developing PROCHIEVE 8% to reduce the risk of preterm birth in women with a short cervix at mid pregnancy, a potential new indication. For more information, please visit www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements about Columbia Laboratories, Inc.’s expectations regarding the Company’s strategic direction, prospects and future results, and clinical research programs, which statements are indicated by the words “will,” “plan,” “expect,” “estimate,” “should,” and similar expressions.  Such forward-looking statements involve certain risks and uncertainties; actual results may differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® 8% (progesterone gel), PROCHIEVE® 8% (progesterone gel), and STRIANT® (testosterone buccal system) in the U.S.; the timely and successful development of new products and new indications for current products, including PROCHIEVE® 8% to reduce the risk of preterm birth in women with a short cervix in mid-pregnancy; the timely and successful completion of clinical studies, including the ongoing Phase III PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study of PROCHIEVE® 8% in short cervix patients; success in obtaining acceptance and approval of new products and new indications for current products by the FDA and international regulatory agencies; the impact of competitive products and pricing; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

PROCHIEVE®, CRINONE® and STRIANT® are registered trademarks of Columbia Laboratories, Inc.

Contact:	Melody A. Carey, Co-President
James A. Meer, Senior Vice President, CFO & Treasurer	Rx Communications Group, LLC
Columbia Laboratories, Inc.	(917) 322-2571
(973) 486-8860

Financial Tables Follow

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
		Restated		Restated
	2008	2007	2008	2007

NET REVENUES	$29,270,581	$21,279,713	$11,138,639	$7,308,079

COST OF REVENUES	8,769,496	6,604,558	2,859,590	1,729,082
Gross profit	20,501,085	14,675,155	8,279,049	5,578,997

OPERATING EXPENSES:
Selling and distribution	9,902,362	6,908,326	3,515,364	2,847,194
General and administrative	6,628,649	5,813,335	2,079,201	1,913,562
Research and development	5,051,949	3,803,257	1,510,186	1,443,657
Amortization of licensing right	3,783,546	3,744,586	1,261,182	1,261,182
Total operating expenses	25,366,506	20,269,504	8,365,933	7,465,595

Loss from operations	(4,865,421)	(5,594,349)	(86,884)	(1,886,598)
OTHER INCOME (EXPENSE):
Interest income	249,496	739,895	58,836	234,306
Interest expense	(5,871,513)	(5,908,736)	(1,998,832)	(2,004,321)
Other, net	(137,665)	(86,522)	(23,256)	(67,749)
	(5,759,682)	(5,255,363)	(1,963,252)	(1,837,764)

Net loss	$(10,625,103)	$(10,849,712)	$(2,050,136)	$(3,724,362)

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.20)	$(0.21)	$(0.04)	$(0.07)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING:
Basic and diluted	52,073,900	50,955,758	52,613,653	51,432,770

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
 CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS:
Cash and cash equivalents	$12,825,317	$17,221,811
Accounts receivable, net	5,181,675	3,810,993
Inventories	2,456,242	3,047,129
Prepaid expenses and other current assets	1,480,187	1,287,300
Total current assets	21,943,421	25,367,233

Property and equipment, net	935,623	651,967
Intangible assets, net	25,076,242	28,859,788
Other assets	1,510,296	1,710,289
TOTAL ASSETS	$49,465,582	$56,589,277

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of financing agreements	$166,057	$3,786,538
Accounts payable	2,748,894	2,215,942
Accrued expenses	6,055,400	4,903,881
Total current liabilities	8,970,351	10,906,361
Notes payable	29,409,037	27,536,178
Deferred revenue	318,165	3,580,880
Long-term portion of financing agreements	12,697,833	11,425,601
TOTAL LIABILITIES	51,395,386	53,449,020

Contingently redeemable Series C Convertible Preferred
Stock, 1,125 shares issued and outstanding (liquidation
preference of $1,125,000) in 2008 and 2007	1,125,000	1,125,000

Stockholders' (deficit) equity
Preferred Stock, $0.01 par value; 1,000,000 shares authorized
Series B Convertible Preferred Stock, 130 shares issued
and outstanding in 2008 and 2007	1	1
Series E Convertible Preferred Stock, 59,000 shares and 63,547
shares issued and outstanding in 2008 and 2007	590	635
Common Stock, $0.01 par value; 100,000,000
authorized; 53,752,420 and 51,730,151 shares issued
and 53,688,776 and 51,712,151 outstanding
in 2008 and 2007 respectively	537,524	517,302
Capital in excess of par value	228,055,635	222,376,941
Less cost of 63,644 and 18,000 treasury shares in 2008 and 2007	(189,229)	(54,030)
Accumulated deficit	(231,658,296)	(221,033,196)
Accumulated other comprehensive income	198,971	207,604
TOTAL STOCKHOLDERS' (DEFICIT) EQUITY	(3,054,804)	2,015,257
TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)
EQUITY	$49,465,582	$56,589,277